Exhibit 99.1

Anika Therapeutics Reports 25% Increase in Fourth-Quarter Revenue

Earnings More Than Double to 21¢ per Share

Anika S.r.l. Achieves Breakeven Operations for Fourth Quarter

BEDFORD, Mass.--(BUSINESS WIRE)--February 29, 2012--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter and full year ended December 31, 2011.

Revenue

Anika’s total revenue increased 25% to $18.4 million in the fourth quarter of 2011, from $14.7 million in the fourth quarter of 2010. For the full year 2011, total revenue grew 17% to $64.8 million, from $55.6 million a year earlier. The company’s revenue growth for both periods was primarily driven by strong domestic and international sales of its flagship product, Orthovisc®. Growing international sales of Monovisc® as well as shipments of orthopedic and surgical products from Anika S.r.l. also contributed to these increases.

Operating and Net Income

Income from operations for the fourth quarter of 2011 increased to $4.9 million, from $2.5 million in the same period in 2010. Net income rose to $2.9 million, or $0.21 per diluted share, from $1.4 million, or $0.10 per diluted share, in the fourth quarter of 2010. For the 12 months ended December 31, 2011, income from operations rose to $14.0 million, from $7.5 million a year earlier. This growth was driven by a combination of increased revenue, higher gross margin, lower R&D spending related to clinical studies, and cost savings initiatives implemented during the period. Anika’s net income for full-year 2011 grew 96% to $8.5 million, or $0.62 per diluted share, from $4.3 million, or $0.32 per diluted share, in 2010. Due to the improved performance of its Italian operations, the company’s effective tax rate for 2011 declined to 38.6% from 41.2% in the prior year.

Product Gross Margin

Product gross margin for the fourth quarter of 2011 improved by 700 basis points to 59.8%, from 52.8% in the fourth quarter last year. For the 12 months ended December 31, 2011, product gross margin increased to 56.8%, compared with 54.8% a year earlier. The improvement for both the quarter and year was driven by a more profitable product mix.

Operating Expenses

Research and development expenses for the fourth quarter of 2011 were $1.5 million, compared with $1.4 million in the fourth quarter last year. For full year 2011, R&D expenses decreased slightly to $6.2 million, from $6.9 million in 2010 due to operational streamlining and a decline in clinical study spending. Anika expects R&D expense to increase modestly in the second half of 2012 on a year-over-year basis due to the anticipated initiation of new clinical studies.

Selling, general and administrative expenses in the fourth quarter of 2011 increased to $4.9 million, from $4.2 million in the fourth quarter of 2010. For full year 2011, SG&A expenses were $17.9 million, compared with $17.3 million in 2010. The increases for both periods was primarily due to foreign exchange losses on euro denominated assets caused by the strengthening of the U.S. dollar in the second half of 2011. We continue to benefit from lower SG&A costs at Anika S.r.l., but these savings were offset by increased professional fees in the U.S.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at December 31, 2011 were $35.8 million, compared with $28.2 million at December 31, 2010. The increase was the result of increased profits as well as the receipt of $2.5 million in December of the upfront fee from Mitek in connection with the new deal for licensing Monovisc in the U.S. This fee was initially recorded as deferred revenue and will be recognized over the 15 year term of the agreement.

Management Commentary

“The fourth quarter was a strong conclusion to an excellent year for Anika,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “The revenue increase of 25% from last year’s fourth quarter was driven primarily by strong domestic and international sales of Orthovisc in our Orthobiologics franchise. Increased international demand for Monovisc and our orthopedic, and surgical products from Anika S.r.l. also contributed to our revenue growth this quarter.”

“This was a solid quarter on the bottom line as well,” Sherwood said. “Compared with the fourth quarter of 2010, Anika’s net income rose 113%, and earnings doubled to 21 cents per share. Our product gross margin improved to nearly 60%, expenses for R&D and SG&A remained tightly controlled company-wide, and Anika S.r.l. achieved a profit for the quarter.”

“We also made solid operational progress this quarter, highlighted by our receiving approvals from the FDA to manufacture Orthovisc and Hyvisc® at our Bedford facility for sale in the United States,” said Sherwood. “These approvals are an important step forward toward the consolidation of all of our manufacturing in Bedford, a process that we expect to complete by midyear 2012.”

“Looking forward, we expect demand for Orthovisc, Monovisc and our Anika S.r.l. orthopedic products to continue to grow, as does the scope of our international Orthobiologics distribution network,” Sherwood said. “In addition, we remain optimistic about the prospects for U.S. approval of Monovisc. Anika S.r.l. is operating profitably and seeing growth in demand for its products. We are developing new opportunities in our Ophthalmic franchise, moving closer to completing our manufacturing consolidation in Bedford, and making good progress in product development. As a result, we believe Anika is well-positioned to report another year of milestone accomplishments and strong financial performance in 2012.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook today, Thursday, March 1, 2012 at 1:00 p.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 866.700.6293 (international callers dial 617-213-8835) and use the passcode 99866093. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to: (i) prospects for FDA approval of Monovisc and other products under review, (ii) the timing of the completion of the transfer of manufacturing and shipping of Anika products to the Bedford facility, (iii) expectations regarding research and development spending in future quarters,(iv) growth prospects for Orthovisc, Monovisc and our orthopedic products, and expansion of the distribution network for these products,(v) Anika S.r.l.’s ability to continue to be profitable, and (vi) Anika’s continued success in achieving sales growth and product development. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to obtain FDA approval for Monovisc and the timing and results of such approval; and (viii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2010, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Product revenue	$17,725,546	$14,193,352	$61,956,386	$52,735,730
Licensing, milestone and contract revenue	718,741	528,141	2,822,249	2,820,864
Total revenue	18,444,287	14,721,493	64,778,635	55,556,594

Operating expenses:
Cost of product revenue	7,128,450	6,702,674	26,783,738	23,826,604
Research & development	1,530,762	1,387,713	6,168,937	6,874,633
Selling, general & administrative	4,869,290	4,152,895	17,858,558	17,317,671
Total operating expenses	13,528,502	12,243,282	50,811,233	48,018,908
Income from operations	4,915,785	2,478,211	13,967,402	7,537,686
Interest income (expense), net	(49,917)	(45,524)	(182,388)	(194,620)
Income before income taxes	4,865,868	2,432,687	13,785,014	7,343,066
Provision for income taxes	1,982,758	1,081,986	5,318,334	3,027,071
Net income	$2,883,110	$1,350,701	$8,466,680	$4,315,995

Basic net income per share:
Net income	$0.22	$0.11	$0.65	$0.34
Basic weighted average common shares outstanding	13,122,004	12,641,394	13,064,051	12,624,495
Diluted net income per share:
Net income	$0.21	$0.10	$0.62	$0.32
Diluted weighted average common shares outstanding	13,804,806	13,672,245	13,747,813	13,646,533

Anika Therapeutics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

ASSETS	December 31, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$35,777,222	$28,201,932
Accounts receivable, net of reserves of $334,473 and $30,000 at December 31, 2011 and 2010, respectively	17,307,786	14,819,868
Inventories	7,302,483	8,949,745
Current portion deferred income taxes	1,918,926	1,990,609
Prepaid expenses and other	1,831,127	2,360,182
Total current assets	64,137,544	56,322,336
Property and equipment, at cost	50,850,630	49,696,989
Less: accumulated depreciation	(14,380,752)	(12,715,595)
	36,469,878	36,981,394
Long-term deposits and other	205,042	384,988
Intangible assets, net	23,148,563	25,764,185
Deferred income taxes	-	392,005
Goodwill	8,883,407	9,091,960
Total Assets	$132,844,434	$128,936,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,299,680	$9,694,355
Accrued expenses	5,321,594	5,375,585
Deferred revenue	2,866,667	2,700,000
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	450,482	-
Total current liabilities	14,538,423	19,369,940
Other long-term liabilities	1,548,652	1,560,205
Long-term deferred revenue	5,019,440	5,399,995
Deferred tax liability	7,375,141	6,216,582
Long-term debt	9,600,000	11,200,000
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at December 31, 2011 and December 31, 2010	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,630,607 shares issued and outstanding at December 31, 2011 and 13,482,384 shares issued and outstanding at December 31, 2010	136,305	134,823
Additional paid-in-capital	63,441,433	61,817,558
Accumulated currency translation adjustment	(3,067,181)	(2,547,776)
Retained earnings	34,252,221	25,785,541
Total stockholders’ equity	94,762,778	85,190,146
Total Liabilities and Stockholders’ Equity	$132,844,434	$128,936,868

Anika Therapeutics, Inc. and Subsidiaries Supplemental Financial Data

Revenue by Product Line and Product Gross Margin

	Quarter Ended December 31,				Year Ended December 31,
	2011	%	2010	%	2011	%	2010	%
Orthobiologics	$ 11,681,024	66%	$ 8,419,447	59%	$ 39,858,139	64%	$ 30,741,305	58%
Dermal	1,345,285	8%	1,161,764	8%	3,681,166	6%	3,564,616	7%
Ophthalmic surgery	2,918,619	16%	3,202,936	23%	10,963,822	18%	11,971,787	23%
Surgical	1,227,984	7%	908,574	6%	4,976,261	8%	3,883,444	7%
Veterinary	552,634	3%	500,631	4%	2,476,998	4%	2,574,578	5%
Total Product Revenue	$ 17,725,546	100%	$ 14,193,352	100%	$ 61,956,386	100%	$ 52,735,730	100%

Product gross profit	$ 10,597,096		$ 7,490,678		$ 35,172,648		$ 28,909,126
Product gross margin	60%		53%		57%		55%

	Quarter Ended December 31,				Year Ended December 31,
	2011	%	2010	%	2011	%	2010	%
Geographic Location:
United States	$ 12,480,149	71%	$ 9,262,613	65%	$ 45,652,251	74%	$ 35,579,636	68%
Europe	3,401,434	19%	3,701,054	26%	10,880,303	17%	12,890,080	24%
Other	1,843,963	10%	1,229,685	9%	5,423,832	9%	4,266,014	8%
Total Product Revenue	$ 17,725,546	100%	$ 14,193,352	100%	$ 61,956,386	100%	$ 52,735,730	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO